UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2017

CLEAN HARBORS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01  Other Events

On June 14, 2017, Clean Harbors, Inc. (the “Company”) issued a press release announcing that it is commencing a cash tender offer (the “Tender Offer”) to purchase up to $400.0 million aggregate principal amount of the Company’s outstanding $800.0 million aggregate principal amount of 5.25% senior notes due 2020 (the “Notes”), The terms of the Tender Offer are detailed in the Company’s Offer to Purchase dated June 14, 2017 (the “Offer to Purchase”) and a related Letter of Transmittal.

Under the terms of the Tender Offer, holders of Notes who validly tender their Notes pursuant to the offer by 5:00 p.m., New York City time, on June 27, 2017 (such date and time, as the same may be extended, the “Early Participation Date”), will be paid, for each $1,000 principal amount of Notes accepted for purchase, cash in an amount equal to $1,015.75 (the “Total Consideration”), which includes an early participation payment of $50.00 per $1,000 principal amount of Notes accepted for purchase (the “Early Participation Payment”). Holders who validly tender their Notes after the Early Participation Date but prior to 11:59 p.m., New York City time, on July 12, 2017 (such date and time, as the same may be extended, the “Expiration Date”) will be paid, for each $1,000 principal amount of the Notes accepted for purchase, cash in an amount equal to the Total Consideration minus the Early Participation Payment, or $965.75 (the “Tender Offer Consideration”). Tendered Notes may be withdrawn at or prior to 5:00 p.m., New York City time, on June 27, 2017, unless extended.

In addition to the applicable Total Consideration or Tender Offer Consideration, as applicable, all Notes accepted for purchase will also receive accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the applicable payment date.
Subject to the terms and conditions of the Offer to Purchase (and any amendments or supplements thereto), the Company will accept for payment only validly tendered Notes up to an aggregate principal amount of Notes equal to $400.0 million. If the aggregate principal amount of Notes validly tendered exceeds $400.0 million, proration will occur if the Company accepts Notes for purchase pursuant to the Offer to Purchase. If the aggregate principal amount of Notes validly tendered as of the Early Participation Date is less than $400.0 million, Notes validly tendered after the Early Participation Date may be subject to proration, whereas Notes validly tendered at or prior to the Early Participation Date will not be subject to proration. If the aggregate principal amount of Notes validly tendered on or prior to the Early Participation Date equals or exceeds $400.0 million, the Company will not accept any Notes for purchase after the Early Participation Date and Notes tendered on or prior to the Early Participation Date will be subject to proration to the extent such tendered Notes exceed $400.0 million.
The Company will not be required to purchase any of the Notes tendered unless certain conditions have been satisfied, including the receipt of proceeds from a proposed Term Loan B facility debt financing on terms satisfactory to the Company in an amount that, together with available cash, will be sufficient to purchase $400,000,000 aggregate principal amount of Notes and pay any premium, accrued and unpaid interest and fees and expenses in connection therewith.

For additional information concerning the foregoing, a copy of the Company’s press release dated June 14, 2017 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Neither this Current Report on Form 8-K nor the press release attached as an exhibit hereto is an offer to purchase any Notes. The Tender Offer is only being made pursuant to the Offer to Purchase and the related Letter of Transmittal.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being filed herewith (furnished solely for purposes of Item 8.01 of this Form 8-K):

Exhibit No.	Description
99.1	Press Release of the Company, dated June 14, 2017

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

June 14, 2017	/s/ Michael L. Battles
Executive Vice President and Chief Financial Officer